Exhibit 99.1 Virgin Galactic Receives Final Approval by the Court to Settle Derivative Claims With No Findings of Wrongdoing • Court Grants Final Approval of Settlement of Derivative Lawsuits • Matter Fully Resolved, with All Related Claims Released and No Finding of Wrongdoing • Company to Receive $2.75 Million in Settlement Payment, of which Company will Keep Half August 18, 2026 ORANGE COUNTY, Calif.--(BUSINESS WIRE)-- Virgin Galactic Holdings, Inc. (NYSE: SPCE) ("Virgin Galactic" or the "Company") today announced that on August 14, 2026, the U.S. District Court for the Eastern District of New York (the "District Court") issued an order granting final approval of the settlement resolving all claims pending in the shareholder derivative actions captioned In re Virgin Galactic Holdings, Inc. Derivative Litigation, Case No. 1:22-cv-00933 (E.D.N.Y.) and St. Jean v. Branson et al., Case No. 1:22- cv-7551 (E.D.N.Y.). As part of the settlement, the Company’s insurers will pay $2.75 million to Virgin Galactic, half of which the Company will retain, with the remaining half paid to plaintiffs’ counsel for attorneys’ fees and costs. In accordance with the District Court’s order, all claims in these actions, and all other claims related to or based upon the allegations in these actions, have been fully released. In connection with the settlement, there was no finding of wrongdoing by the Company or any of its directors or officers. About Virgin Galactic Virgin Galactic is an aerospace and space travel company that enables safe, repeatable commercial human spaceflight and high-altitude scientific discovery. With its advanced air-launch vehicles and industry-leading cost structure, the company is preparing to take humans to space at an unprecedented rate, creating transformative personal experiences and supporting advanced suborbital study and strategic government initiatives. Discover how Virgin Galactic is driving innovation and scaling its business at https://www.virgingalactic.com/. For investor inquiries: Eric Cerny - Vice President, Investor Relations vg-ir@virgingalactic.com 949.774.7637

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